Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 OPERATING AND FINANCIAL RESULTS; COMPANY FOURTH QUARTER REVENUES RISE 50% ON 38% HIGHER PRODUCTION;
COMPANY ANNOUNCES INVESTOR CONFERENCE CALL — 2 P.M. EASTERN ON MARCH 29, 2012

Houston (March 28, 2012 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN), a fast growing independent oil and gas company focused on the liquids rich Eagle Ford formation in Texas, today announced the Company’s operating and financial results for the fourth quarter and full-year 2011, which included the following highlights:

HIGHLIGHTS FOURTH QUARTER 2011

•             Production of 56,007 BOE, an increase of 16,346 BOE or 41% over the previous quarter and an increase of 38% over the same period a year ago.

•             Revenues of $4.6 million, 97% oil, condensate and NGLs, an increase of 50% over the same period a year ago.

•             Adjusted earnings before interest, income tax, depletion, depreciation and amortization, and unrealized derivative losses (Adjusted EBITDA), a non-GAAP term, of $2.1 million. A reconciliation of Adjusted EBITDA to net income is presented on page 10 of this release.

•             Net loss of $1.4 million after an unrealized loss on derivative activities of $2.0 million.

HIGHLIGHTS FOR FULL YEAR 2011

•             Raised $203.3 million, net of offering costs, by issuing 10 million shares in the Company’s initial public offering.

•             $14.5 million in revenues, an increase of 219% over 2010.

•             Adjusted EBITDA was $6.7 million versus an adjusted EBITDA loss of $1.3 million.

•             Recorded net income of $2.0 million, or $0.09 per share, versus a net loss of $2.8 million, or $0.12 per share, in 2010.

•             Ended 2011 with total proved reserves of 6.7 MMBOE, an increase of 117%.

•             Total PV-10 value of the 2011 reserves was $152.4 million, an increase of over 200% compared to 2010.  A reconciliation of PV-10 to the standardized measure is presented on page 10 of this release.

•             Sanchez exited 2011 producing 1,350 BOE per day.

•             Assuming 120-acre spacing, Sanchez has approximately 750 economic drilling locations.

RESULTS FOR THREE MONTHS ENDED, 2011

Production volumes for the three months ended December 31, 2011 (fourth quarter 2011) were 56,007 BOE, an increase of 38% over the fourth quarter of 2010. The production increases in 2011 were due to the drilling and completing of four new wells during 2011, partially offset by normal production declines.  Sanchez had one well awaiting completion and three wells drilling at the end of the first quarter of 2012.

Revenues were $4.6 million for the fourth quarter of 2011, which includes oil and condensate revenues of $4.5 million.  This represents a 50% increase over fourth quarter 2010 revenues of $3.1 million.  The Company’s realized oil and condensate price, before the effects of derivatives, was $102.32 per barrel during the fourth quarter of 2011 compared to $83.19 for the same period a year ago.  The realized price for natural gas was $2.37 per Mcf compared to $4.68 for the same period a year ago.  Overall, the average realized price the Company received was $82.97 per BOE during the fourth quarter of 2011 as compared to $75.99 for the same period a year ago.  The impact of the unrealized loss on derivatives was $36.40 per BOE.  The Company had no derivative activities in 2010.

Lease operating expenses (“LOE”) were $419,393, or $7.49 per BOE, for the fourth quarter of 2011, as compared to $321,198, or $7.90 per BOE, for the fourth quarter of 2010.  Production and ad valorem taxes were $278,876, or $4.98 per BOE, for the fourth quarter of 2011, as compared to $146,579, or $3.61 per BOE, for the fourth quarter of 2010.

General and administrative (G&A) expense was $1.9 million for the fourth quarter of 2011 as compared to $1.2 million for the fourth quarter of 2010.  General and administrative expense was higher due to professional fees late in 2011 related to the establishment of corporate policies and a long-term incentive plan associated with the new public entity, not directly attributable to the IPO.

Adjusted EBITDA, as described in the statement of operations data below, was $2.1 million or $0.09 per share during the fourth quarter of 2011, as compared to $1.5 million, or $0.07 per share, in the fourth quarter of 2010.

Depletion, depreciation and amortization (“DD&A”) expense for the fourth quarter of 2011 was $1.5 million, or $26.52 per BOE, as compared to $1.1 million, or $27.16 per BOE, for the fourth quarter of 2010.

The Company reported a net loss of $1.4 million, or $0.06 per share, for the fourth quarter of 2011 compared to net income of $360,731, or $0.02 per share, for the same period in 2010.

RESULTS FOR YEAR ENDED DECEMBER 31, 2011

Production volumes for the year ended December 31, 2011 were 173,710 BOE, an increase of 112,593 BOE, or 184%, over the year ended December 31, 2010.  The production increases in 2011 were due to the drilling of four new wells, partially offset by normal production declines.

Revenues were $14.5 million for the year ended December 31, 2011, which includes oil and condensate revenues of $13.9 million.  This compares to revenues of $4.6 million for the year ended December 31, 2010, an increase of 219%.

The Company’s realized oil and condensate price, before hedging, was $95.31 per barrel during the year ended December 31, 2011 compared to $78.92 in the same period a year ago.  The realized price for natural gas was $3.66 per Mcf during the year ended December 31, 2011, compared to $4.68 for the same period a year ago.

Overall, the average realized price the Company received was $83.57 per BOE during the year ended December 31, 2011 as compared to $74.50 for the same period a year ago.  The impact of the unrealized loss on derivatives was $2.76 per BOE during the year ended December 31, 2011.  The Company had no derivative activities in 2010.

LOE for the year ended December 31, 2011 were $1.6 million, or $9.37 per BOE, as compared to $391,651, or $6.41 per BOE, for the year ended December 31, 2010.  Production and ad valorem taxes were $829,720, or $4.78 per BOE, for the year ended December 31, 2011, as compared to $214,039, or $3.50 per BOE, for the year ended December 31, 2010.  On February 14, 2012, Sanchez provided an estimated range of $5.0 million to $5.5 million for 2012 LOE.

G&A expense was $5.4 million for the year ended December 31, 2011 as compared to $5.3 million for the year ended December 31, 2010.  On February 14, 2012, Sanchez provided an estimated range of $7.0 million to $8.0 million for 2012 G&A expense.

Adjusted EBITDA, as described in the statement of operations data below, was $6.7 million, or $0.30 per share, for the year ended December 31, 2011, as compared to a loss of $1.3 million, or $0.06 per share, for the year ended December 31, 2010.

DD&A expense for the year ended December 31, 2011 was $4.2 million, or $24.44 per BOE, as compared to $1.4 million, or $23.36 per BOE, for the year ended December 31, 2010.

An unrealized loss on derivatives of $0.5 million was recorded for the year ended December 31, 2011. The Company had no derivative activities in 2010.

The Company reported a net income for the year ended December 31, 2011 of $2.0 million, or $0.09 per share, compared to a net loss of $2.8 million, or $0.12 per share, for the same period in 2010.

HEDGING UPDATE

Subsequent to December 31, 2011, Sanchez modified its oil derivative positions with both an optimization of its existing put spread transaction, an addition to the volumes covered in the second half of 2012 and an initial 2013 put spread transaction.  The hedging positions are estimated to support approximately 50% of the Company’s estimated 2012 production exit rate.  Current hedging transactions are shown below.

January thru June 2012:

Long $90 WTI Put/Short $70 WTI Put	1,000 B/D

July thru December 2012:

Long $90 WTI Put	1,000 B/D

Long $100 WTI Put/Short $80 WTI Put	1,250 B/D

January thru December2013:

Long $95 WTI Put/Short $75 WTI Put	1.000 B/D

OPERATIONAL UPDATE

Sanchez began its accelerated 2012 drilling program late in the first quarter of 2012 and currently has three rigs running, one in each of its core areas of Maverick, Palmetto and Marquis.  A vertical well in Maverick, the Mark & Sandra #1 (100% W.I.), was completed and tested in March with an initial production rate of approximately 207 BOE/D.  Production from the Eagle Ford was flow-tested in this well for about 30 days prior to setting a temporary bridge plug and perforating and fracking the Austin Chalk interval, which sits directly above the Eagle Ford.  After testing of the Austin Chalk, Sanchez plans to drill out the temporary plug and comingle the Eagle Ford and the Austin Chalk production.

Also, in the Maverick area, the Ray #1H (100% W.I.) well was recently drilled to a total depth of approximately 12,000 feet including an approximate 6,000 foot horizontal section and cased.  Completion operations will commence shortly.  The rig which drilled the Ray is now drilling the Petro Pards 1H (100% W.I.), also in the Maverick area.

In its Marquis area, Sanchez added approximately 1,600 net acres to its land position bringing its core position in Fayette and Lavaca, Counties to approximately 50,000 net acres.  The first well in this area, the Prost #1H (100% W.I.) is currently drilling.

In the Palmetto area, the first of 13 gross (6.5 net) wells, the Barnhart #7H (50% W.I.) is currently drilling.

MANAGEMENT COMMENTS

Tony Sanchez III, Chairman and CEO of Sanchez, said: “2011 was a transformational year as we completed the initial public offering of common stock along with an acquisition of a large undeveloped acreage position which allowed us to create one of the largest, pure play Eagle Ford oil-focused public companies.  We completed our IPO in mid-December 2011 and have already begun deploying the financial resources available to us.  Our growth was solid in 2011, as proved reserves grew by 117%, production was up 184% and yet, we only drilled and completed 2 new, net wells.  I am proud of the track record we established in 2011 and excited about the opportunities to accelerate our growth, with 16.5 net wells planned for this year, and continue our growth track record in 2012 using our financial flexibility and taking advantage of our large, 92,000 net acre Eagle Ford land position.  Our 2012 capital budget remains at $136 to $154 million, with approximately $126 to $144 million of that directed to drilling and completing wells.”

“We recently commenced our 2012 drilling program and currently have three rigs running, one in each of our three core areas.  The results of this accelerated start to our 2012 capital program should be evident in our second quarter operations and financial results.”

“In Palmetto, where we are 50/50 joint-venture partners with Marathon, we have commenced drilling operations on the first of 13 gross (6.5 net) wells planned in our 2012 drilling program.  The first five wells are planned as delineation wells across the northern portion of our Palmetto acreage block where all well locations are currently carried as probable locations.  After receipt of 3-D seismic being acquired over Palmetto, the remaining eight wells planned for the year will be drilled in the southern portion of the acreage block where thus far the results from our previous wells drilled in 2011 have continued to exceed our expectations.  The last two wells in Palmetto (Barhart #5 and #6) were brought online in early December 2011 and have produced over 105,000 BOE, each, since that time.”

“In our Maverick area, we are pleased with the initial results of a vertical well, the Mark & Sandra #1, which had an initial production rate of approximately 207 BOE/D and was flow —tested for approximately one month before being shut-in to add a completion in the lower Austin Chalk with a plan to comingle the two producing zones.  We are optimistic about the potential for an economic vertical well program in Maverick as a complement to our ongoing horizontal development activities.  Also in Maverick, we have commenced completion operations on the first of four planned 2012 horizontal wells and have recently spud the second well in this area.”

“Finally, in Marquis, we are currently drilling the Prost #1H, which is the first of 6 wells to be drilled this year.  We have recently added about 1,600 net acres in our core Fayette and northern Lavaca, County area in Marquis, bringing our total leasehold in this area to approximately 50,000 net acres.”

Conference Call

Sanchez will host a conference call for investors on March 29, 2012 at 2:00 P.M. EDT (1:00 P.M. CDT, 12:00 P.M. MDT and 11:00 A.M. PDT).  Interested investors can listen to the call by clicking on www.sanchezenergycorp.com and clicking on the Year End 2011 Conference Call button.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, the continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth. Further information on such assumptions, risks and uncertainties is available in Sanchez’ filings with the Securities and Exchange Commission (“SEC”). Sanchez’ filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

(Financial Highlights to follow)

Company contact:

Michael G. Long

Senior Vice President and Chief Financial Officer

Sanchez Energy Corporation

713-783-8000

SANCHEZ ENERGY CORPORATION

STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
REVENUES:
Oil and condensate	$4,472	$2,940	$13,905	$4,404
Natural gas	175	149	611	149
Total revenues	4,647	3,089	14,516	4,553

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	419	321	1,628	391
Production and ad valorem taxes, net	279	147	830	214
General and administrative	1,865	1,155	5,368	5,276
Total costs and expenses	2,563	1,623	7,826	5,881

Other items of income (expense) included in Adjusted EBITDA, as defined (1):
Other income	9	—	9	—

Adjusted EBITDA, as defined (1)	$2,093	$1,466	$6,699	$(1,328)

Adjusted EBITDA per common share - Basic and Diluted	$0.09	$0.07	$0.30	$(0.06)

Other items of income (expense) included in net income:
Depreciation, depletion, and amortization	$(1,485)	$(1,104)	$(4,246)	$(1,428)
Accretion expense	(2)	(1)	(6)	(2)
Interest income	1	—	1	—
Unrealized loss on derivatives	(2,039)	—	(480)	—
Net income (loss)	$(1,432)	$361	$1,968	$(2,758)

Net income (loss) per common share - Basic and Diluted	$(0.06)	$0.02	$0.09	$(0.12)

Weighted average common shares outstanding - Basic and Diluted	23,632	22,091	22,479	22,091

(1) Adjusted EBITDA is defined on page 10 of this release.

SANCHEZ ENERGY CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	As of December 31,
	2011	2010
	(In thousands)
ASSETS:
Cash and cash equivalents	$63,041	$—
Oil and natural gas receivables	1,193	2,725
Fair value of derivative instruments	1,461	—
Other current assets	327	—
Property and equipment, net	151,334	24,040

TOTAL ASSETS	$217,356	$26,765

LIABILITIES AND PARENT NET INVESTMENT / STOCKHOLDERS’ EQUITY
Accounts payable - related entities	$1,606	$—
Accrued liabilities	526	4,543
Asset retirement obligation	83	60
Parent net investment	—	22,162
Stockholders’ equity	215,141	—

Total liabilities and parent net investment / stockholders’ equity	$217,356	$26,765

SANCHEZ ENERGY CORPORATION

PRODUCTION VOLUMES AND PRICES

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Production volumes -
Oil and condensate (MBo)	43.7	35.3	145.9	55.8
Natural gas (MMcf)	73.8	31.9	166.9	31.9
Total oil equivalent (MBOE)	56.0	40.6	173.7	61.1

Average sales price -
Oil and condensate ($ per Bo)	$102.32	$83.19	$95.31	$78.92
Natural gas ($ per MCF)	$2.37	$4.68	$3.66	$4.68
Oil equivalent ($ per BOE)	$82.97	$75.99	$83.57	$74.50

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

I.                 PV-10 is derived from the Standardized Measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure.  PV-10 is a computation of the Standardized Measure on a pre-tax basis.  PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%.  We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies.  We use this measure when assessing the potential return on investment related to our oil and natural gas properties.  PV-10, however, is not a substitute for the Standardized Measure.  Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 of our proved properties to the Standardized Measures.

	For the Years Ended
	December 31,
	2011	2010
	(in thousands)

Estimated future net revenues	$268,671	$97,979
10% annual discount for estimted timing of future cash flows	(116,249)	(47,268)
Estimated future net revenues discounted at 10% (PV-10)	152,422	50,711
Estimated future income tax expenses discounted at 10%	(19,264)	—
Standardized Measure	$133,158	$50,711

II.             Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.  We define Adjusted EBITDA as net income (loss):

Plus:

•                  Interest Expense, including realized and unrealized losses on interest rate derivative contracts;

•                  Income tax expense (benefit);

•                  Depletion, depreciation and amortization;

•                  Accretion of asset retirement obligations;

•                  Loss (gain) on settlement of assets retirement obligations;

•                  Loss (gain) on sale of oil and natural gas properties;

•                  Unrealized losses on derivatives;

•                  Impairment of oil and natural gas properties;

•                  Stock-based compensation expense, and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Interest income;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted EBITDA:

	Three Months		Years
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Net income (loss)	$(1,432)	$361	$1,968	$(2,758)
Plus:
Unrealized loss on derivatives	2,039	—	480	—
Depreciation, depletion, amortization and accretion	1,487	1,105	4,252	1,430
Less:
Interest income	(1)	—	(1)	—

Adjusted EBITDA	$2,093	$1,466	$6,699	$(1,328)

Our Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.